Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED CERTIFICATE OF INCORPORATION

OF

GENASYS INC.

Pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware, as amended, the undersigned, Genasys Inc. (the “Corporation”) hereby declares and certifies as follows:

1.	The name of the Corporation is Genasys Inc.

2.	The Certificate of Incorporation is amended to increase the number of authorized shares of the Corporation’s common stock from 50,000,000 shares to 100,000,000 shares.

3.

To effect the foregoing, the first paragraph of ARTICLE FIFTH of the Certificate of Incorporation is hereby amended to provide as set forth below, and such provisions shall supersede the first paragraph of ARTICLE FIFTH of the existing Certificate of Incorporation in its entirety:

“FIFTH. The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is ONE HUNDRED FIVE MILLION (105,000,000), of which ONE HUNDRED MILLION (100,000,000) shares having a par value of $0.00001 per share shall be of a class designated “Common Stock” (or “Common Shares”), and FIVE MILLION (5,000,000) shares having a par value of $0.00001 per share shall be of a class designated “Preferred Stock” (or “Preferred Shares”). All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine. The designations, voting powers, preferences, optional or other special rights and qualifications, limitations, or restrictions of the above classes of stock shall be as follows:”

4.	The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

5.

The amendment specified above has been duly authorized and approved by unanimous vote of the members of the board of directors at a meeting held on December 8, 2020, and approved by a majority vote of the stockholders pursuant to the requirements of Section 242 of the General Corporation Law of the State of Delaware at a meeting held on March 16, 2021.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation of the Corporation is executed as of the 16th day of March, 2021.

GENASYS INC., a Delaware corporation By /s/ Richard S. Danforth Title: Chief Executive Officer Richard S. Danforth